EXHIBIT 10.7
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                               FIDELITY BANK PaSB
                       OFFICER GROUP TERM REPLACEMENT PLAN

         THIS AGREEMENT, hereby made and entered into this 30th day of March, 1998, to be effective January 1, 1998, by and between FIDELITY BANK PaSB, a State Stock Savings Bank located in Pittsburgh, Pennsylvania (the "Company) and the executive selected to participate in this Plan as detailed in Exhibit B.


                                  INTRODUCTION

         The Company wishes to attract and retain highly qualified executives. To further this objective, the Company is willing to divide the death proceeds of certain life insurance policies which are owned by the Company on the lives of the participating executives with the designated beneficiary of each insured participant executive. The Company will pay life insurance premiums from its general assets.


                                    Article 1
                               General Definitions

         The following terms shall have the meanings specified:

         1.1 "Compensation Committee" means either the Compensation Committee designated from time to time by the Company's Board of Directors or a majority of the Company's Board of Directors, either of which shall hereinafter be referred to as the Compensation Committee.

         1.2      "Insured" means the individual whose life is insured.

         1.3 "Insurer" means the insurance company issuing the life insurance policy on the life of the Insured.

         1.4 "Other Group Term Coverage" means group term life insurance maintained on a Participant's life owned by the Company that is in addition to the Policies covered under this Plan.

         1.5 "Participant" means the executive who is designated by the Compensation Committee as eligible to participate in the Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement for the Policy in which the executive is the Insured.


         1.6 "Policy" means the individual insurance policy adopted by the Compensation Committee for purposes of insuring a Participant's life under this Plan.

         1.7      "Plan" means this instrument including all amendments thereto.

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         1.8 "Termination of Employment" means that the Participant ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Participant or the date of the Participant's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

         1.9 "Year of Service" means each computation period of twelve consecutive months during which the Participant is employed on a full-time basis by the Company, inclusive of any approved leave of absence. The initial computation period shall commence on the Participant's date of employment and ends twelve months thereafter.


                                    Article 2
                                  Participation

         2.1 Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time executives that are eligible to participate in this Plan.

         2.2 Participation. The eligible executive may participate in this Plan by executing an Election to Participate and a Split Dollar Endorsement. The Split Dollar Endorsement shall bind the executive and the executive's beneficiaries, assigns and transferees, to the terms and conditions of this Plan. An executive's participation is limited to only Policies where the executive is the Insured. Exhibit B attached hereto sets forth the original Participants and their corresponding Policies.

                                    Article 3
                           Policy Ownership/Interests

         3.1 Company Ownership. The Company shall own Policies on each Participant's life and shall have the right to exercise all incidents of ownership. With respect to each Policy, the Company shall be the direct beneficiary of an amount of death proceeds equal to the greatest of: (1) the cash surrender value of the Policy; (2) the aggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the Insurer; or (3) the amount in excess of the benefit listed in Exhibit C.

         3.2 Participant's Interest. Each Participant, or the Participant's assignee, shall have the right to designate the beneficiary of the remaining death proceeds of the Policy not paid to the Company as set forth in Section 3.1 hereto. The death benefit paid to the designated beneficiary of the Participant or the Participant's assignee under the Policy shall constitute the sole benefits provided under the Plan.

         3.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of a Policy while this Plan is in effect without first giving the Insured or the Insured's transferee, the option to purchase the Policy for a period of sixty (60) days from written notice of such intention.

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The purchase price shall be an amount equal to the cash  surrender  value of the
Policy. This provision shall not impair the right of the Company to terminate this Plan, except as provided in Section 4.3 hereto.

                                    Article 4
                                    Premiums

         4.1 Premium Payment. The Company shall pay all premiums due on all Policies.

         4.2 Imputed Income. The Company shall impute income to the Participant in an amount equal to the current term rate for the Participant's age multiplied by the aggregate death benefit payable to the Participant's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

         4.3 Benefit Vesting and Cash Payment. If Termination of Employment occurs on or after the Participant attains age 55 years and has completed 15 Years of Service, the Company shall be required to provide continued coverage in the amount listed in Exhibit C to the qualifying Participant. In addition, the Company shall annually pay to the Participant an amount equal to the current term rate imputed to the Participant until the earlier of the death of the Participant or the date the Policy is no longer owned by the Company. In calculating the cash payments due from the Company, the Company shall gross up the payment to cover the estimated taxes on the imputed income reimbursement. The Company's highest actual marginal income tax bracket for the calendar year immediately preceding the payment to the Participant shall be used to estimate the Participant's tax rate.

                                    Article 5
                               General Limitations

         Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

         5.1 Termination for Cause. If the Company terminates the Participant's employment for:

         5.1.1    Gross negligence or gross neglect of duties;

         5.1.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

         5.1.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Participant's employment and resulting in an adverse effect on the Company.

         5.2 Suicide or Misstatement. No benefits shall be payable if the Participant commits suicide within two years after the date of this Agreement, or if the Participant has made any material misstatement of fact on any application for life insurance purchased by the Company.

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Notwithstanding  anything heretofore or hereinafter provided,  should the Policy adopted by the  Compensation  Committee  for the purposes of this Plan contain a
suicide  and/or  factual   misstatement   contestability   provision,   a  final
determination made under and in accordance with the terms of such Policy as to the benefits payable due to the death of the Insured shall be final and conclusive for the purposes of this Agreement.

                                    Article 6
                                   Assignment

         Any Participant may assign without consideration all interests in the Participant's Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of the Participant's interest in the Policy, then all of that Participant's interest in the Participant's Policy and in the Plan shall be vested in the Participant's transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in the Participant's Policy or in this Plan.

                                    Article 7
                                     Insurer

         The Insurer shall be bound only by the terms of its corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Company's representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.

                                    Article 8
                                Claims Procedure

         8.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against this Group Term Replacement Plan (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of Claimant's eligibility or ineligibility for benefits under this Plan. If the Company determines that Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial (2) a specific reference to the provisions of this Plan on which the denial is based,
(3) a description of any additional information or material necessary for the Claimant to perfect Claimant's claim and a description of why it is needed, and
(4) an explanation of this Plan's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

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         8.2 Review Procedure. If a Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that Claimant is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle Claimant to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present Claimant's position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Plan on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

         8.3 Limited Scope. The scope of this claims procedure is limited to those matters that reference the Insured's rights and the powers and duties of the Plan Administrator under the Plan. To the extent the resolution of the claim involves application and interpretation of terms and conditions of the Policy or the rights of any person thereunder, the Administrator shall take no action as to such claim but shall take any and all action as may be necessary in order to allow the Claimant to pursue such claim under the terms of the Policy, provided however, all costs and expenses incident to prosecution of such claim shall be born exclusively by the Claimant.

                                    Article 9
                           Amendments and Termination

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Participant.

                                   Article 10
                                  Miscellaneous

         10.1 Binding Effect. This Plan, in conjunction with each Split Dollar Endorsement, shall bind each Participant and the Company, their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

         10.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant's right to terminate employment at any time.

         10.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

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         10.4 Notice. Any notice,  consent or demand required or permitted to be given under the provisions of this Split Dollar Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail postage prepaid, to such party, addressed to the party's last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

         10.5 Entire Agreement. This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

         10.6 Administration. The Company shall have powers which are necessary to administer this Plan, including, but not limited to:

         10.6.1   Interpreting the provisions of the Plan;

         10.6.2 Establishing and revising the method of accounting for the Plan;

         10.6.3   Maintaining a record of benefit payments; and

         10.6.4 Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

         10.7 Agent/Representative. Neither the Plan nor the Administrator of the Plan shall be or be deemed to be an agent or representative of any Insurer.

         IN WITNESS WHEREOF, the Company executes this Plan as of the date indicated above.

                                    COMPANY:

                                                     FIDELITY BANK PaSB



                                                     By  /s/William L. Windisch
                                                     Title President


                                   Signed for

                                                     Assistant Secretary


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